Exhibit 99.1

Ziopharm Oncology Appoints Mary Thistle to Board of Directors

– Special Advisor and Former Chief of Staff for the Bill & Melinda Gates Medical Research Institute Joins as Independent Director –

– Biotechnology Leader with 25+ Year Track Record of Creating Shareholder Value Through Strategy, Business Development, Commercial and Financial Leadership –

– Scott Braunstein, M.D., Steps Down from Board of Directors –

Boston, November 16, 2020 -- Ziopharm Oncology, Inc. (“Ziopharm” or “the Company”) (Nasdaq:ZIOP) today announced the appointment of Mary Thistle, Special Advisor for the Bill & Melinda Gates Medical Research Institute, to the Company’s Board of Directors (the “Board”).

Ms. Thistle brings more than 25 years of experience in business development, strategy and operational leadership in the biotechnology sector. At the Bill & Melinda Gates Medical Research Institute, she previously held the role of Chief of Staff before recently being appointed Special Advisor. Prior to joining the Bill & Melinda Gates Medical Research Institute, Ms. Thistle was Chief Operating Officer of Dimension Therapeutics, where she directed multiple financing rounds (including the company’s IPO), expanded the pipeline through strategic business development transactions, and led the sale of the company for a significant premium. Previously, Ms. Thistle was Senior Vice President, Business Development at Cubist Pharmaceuticals, where she was responsible for multiple acquisitions and assisted in the sale of the company. She has also held leadership positions at ViaCell and PerkinElmer.

“We are delighted to welcome Mary to the Board,” said Scott Tarriff, Chairman of the Board. “Mary is recognized as a strong collaborator and strategic leader, both as an executive and a director. Her extensive industry experience and business acumen will help ensure the Board effectively supports the Company’s long-term strategy. Today’s announcement results from a national search, which demonstrates the Board’s ongoing commitment to refreshment with a diverse set of highly qualified individuals who can help take the Company through clinical and commercial success.”

Ms. Thistle added, “We have an exciting opportunity with Ziopharm, as the Company has established a broad portfolio of innovative, clinical programs to treat a range of cancers and assembled a talented team to advance company-sponsored trials in each of its core programs. I am delighted to begin working with the Board, as well as with Laurence Cooper and the management team.”

Ms. Thistle began her career in finance as a Certified Public Accountant, after graduating summa cum laude with a bachelor’s degree in business and accounting from the University of Massachusetts. Ms. Thistle serves on the Boards of Directors of Homology Medicines and Enterome SA.

The Company also announced today that Scott Braunstein, M.D., has resigned from the Board. “On behalf of the Board and entire Ziopharm organization, I’d like to thank Scott for his many contributions and wish him the best in the future,” said Scott Tarriff.

The Board consists of eight directors, including seven non-employee directors. Five directors have joined the Board in the last two years. The Board continues to actively review its composition, including addressing feedback from the 2020 annual shareholder meeting, to ensure that the skills and experience of its directors can effectively support the progress of the Company and the delivery of shareholder value.

About Ziopharm Oncology, Inc.
Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic collaborations with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and Regeneron Pharmaceuticals. For more information, please visit www.ziopharm.com.

Forward-Looking Statements Disclaimer
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding the growth of Ziopharm from a development-stage entity to a commercial-stage company, development of its clinical portfolio and research and development programs. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, changes in our operating plans that may impact our cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. We are providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Investor Relations Contacts:

Adam D. Levy, PhD, MBA
EVP, Investor Relations and Corporate Communications
T: 508.552.9255

E: alevy@ziopharm.com

Chris Taylor
VP, IR and Corporate Communications
T: 617.502.1881
E: ctaylor@ziopharm.com

Media Relations Contact:

LifeSci Communications:

Patrick Bursey

T: 646.876.4932

E: pbursey@lifescicomms.com